BMB MUNAI, INC. ANNOUNCES OFFER TO EXCHANGE CONVERTIBLE NOTES

SALT LAKE CITY, UT – August 10, 2007 - BMB Munai, Inc. (AMEX: KAZ) today announced that it has commenced an exchange offer to its holders of the U.S. $60,000,000 5.0 per cent. Convertible Notes due 2012 of the Company issued pursuant to a Trust Deed dated July 13, 2007 (the “Original Notes”). BMB Munai was required to commence the exchange offer under the terms of the Trust Deed.

Pursuant to the exchange offer, BMB Munai is offering to the holders of the Original Notes the opportunity to exchange all of their Original Notes for U.S. $60,000,000 5.0 per cent. Convertible Notes due 2012 governed by a New York law-governed trust indenture to be executed at the close of the exchange offer and the U.S. Trust Indenture Act of 1939, as amended. The exchange offer is only applicable to holders of the Original Notes.

The exchange offer commenced on August 10, 2007 and will expire September 10, 2007, unless extended.

The securities offered pursuant to the exchange offer have not been registered under the U.S. Securities Act of 1933, as amended (the “Securities Act”), and may not be offered or sold in the United States or to U.S. persons. The exchange offer is in accordance with Regulation S under the Securities Act and in compliance with the laws and regulations applicable in each country where the exchange offer is taking place.

This press release is for informational purposes only and shall not constitute an offer to sell or the solicitation of an offer to buy any securities of BMB Munai and there shall not be any sale of any securities of BMB Munai in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction or an exemption therefrom.

AMEX has neither approved nor disapproved of the contents of this press release.

Contacts:

In the US: Adam R. Cook, Corporate Secretary

(801) 355-2227, E-mail: USoffice@bmbmunai.com

In Kazakhstan: Daniyar Uteulin, Vice President for Investor Relations

+7 (3272) 375-125, E-mail: KZoffice@bmbmunai.com

This release contains “forward-looking” statements regarding BMB Munai’s intentions with respect to the exchange offer discussed above. Such forward-looking statements are not guarantees of future performance or results and involve risks and uncertainties that could cause actual events or results to differ materially from the events or results described in the forward-looking statements. Such forward-looking statements are made only as of the date of this release and BMB Munai assumes no obligation to update forward-looking statements to reflect subsequent events or circumstances. Readers should not place undue reliance on these forward-looking statements.